Exhibit 13(w)

AMENDMENT NO. 4 TO

SUB-ADMINISTRATION SERVICES AGREEMENT

THIS AMENDMENT No. 4 is to be effective as of January 25, 2024 (“Amendment”) to that certain Sub- Administration Services Agreement dated June 1, 2019 (“Agreement”), by and between Cavanal Hill Investment Management, Inc. (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain sub-administration services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend Agreement Schedule A to reflect the addition to and removal of certain funds to the portfolio of the Client;

WHEREAS, the Parties wish to amend Agreement Schedule 2 to account for the addition of the tailored shareholder report services;

WHEREAS, the Parties wish to amend Agreement Schedule 5 to account for the fees to be charged for the tailored shareholder report services.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule A.

Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached to the end of this Amendment.

2.	Amendment to Schedules 2 and 5.

Schedules 2 and 5 are hereby deleted in their entirety and replaced with the Schedules 2 and 5 attached to the end of this Amendment.

3.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

b.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

c.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	2/8/2024

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ Matthew Stephani
Name:	Matthew Stephani
Title:	President
Date:	2/5/2024

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Schedule A

List of Funds

1.	U.S. Treasury Fund
2.	Government Securities Money Market Fund
3.	Limited Duration Fund
4.	Moderate Duration Fund
5.	Bond Fund
6.	Strategic Enhanced Yield Fund
7.	Ultra Short Tax-Free Income Fund
8.	World Energy Fund
9.	Hedged Income Fund

Schedule 2 to Services Agreement

Services

I.	Services

1.	Registration Statements, Financial Statements and other Securities and Exchange Commission (“SEC”) Filings

(a)	Coordinate and prepare, with the assistance and approval of the Trust’s investment adviser, counsel, officers and independent auditors, drafts of communications to shareholders of record of the Trust (“Shareholders”), including the annual report to Shareholders and the semi-annual report to Shareholders; prepare and file the final certified versions thereof on Form N- CSR;

(b)	Prepare and file all required notices pursuant to Rule 24f-2;

(c)	File the Funds’ Form N-17f-2 as prepared by the Funds’ independent auditor;

(d)	Prepare and file the Funds’ Form N-CEN annually;

(e)	Assist with the layout, printing, and distribution of prospectuses and the Funds' semi- annual and annual reports to Shareholders;

(f)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month;

(g)	Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual).

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person that is specifically designated on the list of Authorized Persons approved by the Board for particular functions and shall be made only out of the assets of the applicable Fund.

(b)	Prepare an annual projection of the Funds' non-asset-based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses;

(c)	Compute, as appropriate, each Fund’s dividend payables and dividend factors;

(d)	Coordinate and assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders;

(e)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider;

(f)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund to monitor compliance with the 1940 Act and other relevant regulations, each Fund’s investment objective, policies, restrictions, tax diversification, distribution and income requirements and provide daily and periodic compliance monitoring services with respect to such procedures and as reasonably requested by the Client;

(g)	Monitor and advise the Client and the Funds on the Funds’ regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment advisers, if requested;

(h)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e- 4(b) including:

i.	daily liquidity classifications of portfolio securities held by the Fund;

ii.	daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);

iii.	daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum; and

iv.	monthly liquidity classification of portfolio securities on Form N- PORT.

(i)	Rule 18f-4 Support for Funds relying on “Limited Derivatives User” Exemption (Lite)

i.	Daily monitoring and reporting of derivative exposure levels

ii.	Monthly exposure calculation reporting on Form N-PORT (Item B.9)

(j)	Rule 18f-4 Support for Non-Exempt Funds (Standard)

i.	Daily value at risk (VaR) calculations and reporting

ii.	Monthly VaR reporting on Form N-PORT (Item B.10)

iii.	VaR stress testing and back testing

iv.	Form N-RN filing coordination, ad hoc, as directed by the client

(k)	Assist the Client and Fund Counsel in responding to regulatory examinations or investigations, including making available personnel to respond and to provide documents;

(l)	Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Funds and assisting in strategic planning in response thereto.

(m)	Monitor wash sales annually;

(n)	Prepare informational schedules for use by the Funds’ auditors in connection with such auditor's preparation of the Funds’ tax returns and coordinate filing of the Fund’s tax returns;

(o)	Coordinate with independent auditors concerning the Funds’ regular annual audit;

(p)	Upon the Client’s request, the Service Provider will assist the Client with the following: (a) semi-annual reviews of financial reports (b) revisions to policies, procedures and code of ethics, (c) preparation of responses for regulatory examinations and inquiries, and (d) layout and printing of prospectuses and semi-annual and annual reports to Shareholders.

(q)	Provide support for the annual Registration Statement update on Form N-1A, including, but not limited to, providing the required financial information for the filings; and

(r)	Provide support for new fund development and filings, including pro forma expense projections as well as any financial information for the initial registration statement filing.

(s)	Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds.

(t)	Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment advisors, as requested.

(u)	Subject to other terms and conditions of this Services Schedule and Agreement make available appropriate individuals to serve as officers of the Funds, upon designation as such by the Board, to serve in ministerial capacities related to the services provided by Citi as determined by the Board, or as PFO of the Funds, upon designation as such by the Board subject to the provisions of this Agreement and the Citi policies referred to in this Agreement.

3.	Money Market Fund Reporting

With respect to each Fund regulated as a money market fund pursuant to Rule 2a- 7 of the 1940 Act (a “Money Market Fund”), Service Provider shall:

(a)	Provide and post Fund’s schedules of investments for monthly posting on the Fund’s website;

(b)	Provide the fund’s mark-to-market, net flows and liquidity levels for daily posting on the Funds’ website;

(c)	Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N- MFP;

(d)	Provide the Fund’s portfolio holdings to the Client’s investment adviser and coordinate monthly filing with the SEC on Form N-MFP.

4.	Regulatory Administration Services

Citi will provide the following regulatory administration services to the Client:

(a)	Prepare for review and approval by the Client and counsel to the Funds (“Fund Counsel”) drafts of: (a) the annual update to each Funds’ registration statement on Form N-1A, (b) as requested by the Client or Fund Counsel, other amendments to each Funds’ registration statement and supplements to its prospectus and statements of additional information reflecting developments from time to time with respect to existing Funds, and (c) notices of annual or special meetings of shareholders of the Client and proxy materials relating thereto, and file any of the foregoing with the Commission upon the request of the Client or counsel to the Client; Subject to approval by the Client and Fund Counsel, file any of the foregoing with the SEC;

(b)	Maintain corporate records on behalf of the Funds and provide access to fund governance information as it relates to Regulatory Administration’s Services, including, but not limited to, board books, minute books, Declaration of Trust and by- laws, and prepare, at the direction of Client, amendments to the Client's Declaration of Trust and by-laws and file as necessary;

(c)	Assist the Funds in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Funds at the expense of the Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, and file such fidelity bonds and any applicable, related notices with the SEC, to the extent such bonds and policies are approved by the Board;

(d)	Assist the Client in preparing for and conducting Board meetings by:

i.	coordinating Board book production and distribution,

ii.	subject to review and approval by the Client and its counsel, preparing Board agendas and minutes,

iii.	preparing the relevant sections of the Board materials pertaining to the responsibilities of Citi,

iv.	assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters,

v.	attending Board meetings and recording the minutes, and

vi.	performing such other Board meeting functions as agreed by the parties;

(e)	Coordinate the printing, distribution and solicitation of proxy materials for meetings of shareholders, if held; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings; and

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)	Prepare and file, with the assistance of the Trust’s counsel, Form MT-1 for Massachusetts Business Trust.

(h)	Provide, when necessary, consultation in relation to certain other matters, including establishment of seed capital accounts and class action lawsuits.

5.	Typesetting Services

(a)	Own and manage the typesetting for all annual and semiannual reports;

(b)	Coordinate reviews and signoffs with the Client and other appropriate 3rd parties prior to delivering the typeset reports to the financial printer;

II.	Notes and Conditions Related to Fund Administration Services

1.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

2.	If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub- certification pertaining to Service Provider's services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

III.	Provision of Principal Financial Officer and Related Terms and Conditions

A.	Provision of Individual to Serve as a Principal Financial Officer. Subject to the other terms and conditions of this Section III of the Services Schedule, the Service Provider shall make a qualified individual available to serve as the Principal Financial Officer or under such other title to perform similar functions (the “PFO”) for the Funds.

B.	Discretion to Appoint and Remove the PFO; Client Control of the PFO. Client acknowledges and agrees that the Funds’ Board of Trustees shall have the sole and absolute discretion to appoint, or to determine not to appoint or to terminate, the services of, any person made available by the Service Provider to serve as a PFO pursuant to Section III.A above. The Client acknowledges and agrees, and represents that such individuals, when acting as a PFO, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

C.	Other Terms and Conditions Related to the PFO.

(i)	Individuals that Service Provider makes available as PFO need not be employees or agents of Service Provider and may be independent contractors or employees or agents of a third party, provided, however, that Service Provider agrees to promptly notify the Client if any PFO is not, or is no longer, an employee of Service Provider.

(ii)	If Service Provider can no longer secure the services of, or has decided to sever its relationship with, an individual that is currently serving as a PFO, the Client may secure such service directly in any manner deemed appropriate by the Client and the Funds. If this does not occur, Service Provider’s only obligation shall be to use reasonable efforts to make another qualified individual available to serve in the same capacity as such a PFO.

(iii)	In connection with Service Provider’s obligation to make a qualified individual available to serve as a PFO, Service Provider shall pay a level of total compensation to such person that is consistent with Service Provider’s compensation of employees having similar duties, similar seniority and qualifications, and working at the same or similar geographical location, and Service Provider shall not be required to pay compensation in any greater amount.

(iv)	If any employee of Service Provider acts as a PFO of the Funds, the Client acknowledges and agrees that any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of the Funds; if such policies prohibit any such employee from acting as a PFO of the Funds, Service Provider’s only obligation shall be to use reasonable efforts to make a non-employee available to serve in the same capacity as such a PFO.

D.	Provision of Information to PFO; Cooperation. In order to permit a PFO to act in the offices to which he or she has been appointed, the Client agrees to provide, and to use reasonable best efforts to ensure that the Funds provide, and to cause each other agent or current or immediately preceding service provider to the Client and/or the Funds (including investment advisers, intermediaries and custodians) to provide, to the PFO the information that the PFO may reasonably request in connection with his or her respective office, including, without limitation, any Organizational Documents, Offering Documents and Policies and Procedures of the Funds (including, as applicable, the Funds’ compliance program (the “Fund Compliance Program”) and the SOX disclosure controls and procedures (defined below)) and any amendments thereto. Client shall also make available, as reasonably requested by the PFO and at the expense of the Client, (i) the opportunity to consult with and seek instructions from the Board of the Funds and (ii) the opportunity to seek advice from the Client’s and Funds’ counsel and independent public accountants.

E.	Notices of Claims. The Client shall promptly notify the Service Provider of any claim, or issue, matter or event that would be reasonably likely to result in any claim, by the Client or the Funds, one or more Shareholder(s) or any third party which involves an allegation that a PFO failed to exercise his or her obligations to the Funds in a manner consistent with applicable Laws.

F.	Indemnification of PFO; Insurance. The Client represents, warrants, and agrees that the Funds’ Organizational Documents and/or resolutions of its Board contain mandatory indemnification provisions that are applicable to the PFO made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officer and holding the PFO harmless with respect to any claims, liabilities and costs arising out of or relating to the PFO’s service in good faith in a manner reasonably believed to be in the best interests of the Funds, except to the extent the PFO would otherwise be liable to the Funds or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client represents, warrants, and agrees that the Funds maintain insurance coverage from a reputable insurance company for the PFO under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and each series thereof and the nature of their investment portfolio and other relevant factors.

G.	Resignation of Officers. The PFO may resign for any reason. Service Provider may terminate this Agreement for cause pursuant to Section III.I(ii), and shall have no obligation to endeavor to make available another individual to act as a PFO, if:

(i)	the Funds’ Organizational Documents do not, or no longer, contain the indemnity described in Section III.F or the Funds have not secured or maintained the insurance policy described in Section III.F;

(ii)	the PFO determines, in good faith, that the Funds --

(a)	have failed (I) to establish, maintain and implement a reasonable Fund Compliance Program or (II) to secure the reasonable cooperation of those service providers to the Funds or third parties (including investment advisers and intermediaries) that are not affiliated with Service Provider with respect to the Fund Compliance Program;

(b)	have failed (I) to establish, maintain and implement reasonable written policies and procedures related to the due diligence obligations of certifying officers under the Sarbanes Oxley Act of 2002 (“SOX disclosure controls and procedures”) or (II) to secure the reasonable cooperation of those service providers to the Funds that are not affiliated with Service Provider with respect to the SOX disclosure controls and procedures;

(c)	have failed to secure and retain the services of legal counsel or independent auditors; or

(d)	have violated, or is likely to violate or be deemed by any applicable Governmental Authority to have materially violated any applicable Law, including any applicable securities Laws or the PFO, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the PFO was an officer of the Funds.

Effective immediately upon the termination or expiration of the Agreement, a PFO shall be deemed to have resigned his or her respective office, with no requirement to deliver a resignation notice to the Client or the Funds and no requirement by the Client or the Funds to deliver a termination notice.

H.	FEES AND EXPENSES.

(i)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement.

(ii)	Expenses. In addition to paying the fees set forth in the Fee Schedule, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Section III, including but not limited to the following: (i) all out of pocket costs incurred in connection with the provision of a PFO to the Funds under this Agreement, including travel costs for attending Board meetings, and conducting due diligence on the Funds’ investment advisers, custodian, intermediaries and other service providers (other than the Service Provider); and (ii) upon the approval of the Client or the Funds, costs to recruit a PFO.

In addition, in the event that the Service Provider is requested or authorized by the Client or the Funds, or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to services provided by the Service Provider to the Client and the Funds under this Agreement, the Client will, so long as the Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay the Service Provider for its professional time (at its standard billing rates) and reimburse the Service Provider for its reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred in responding to such requests or requirements.

I.	TERM AND TERMINATION RELATED TO THE PROVISION OF PFO SERVICES.

(i)	Term. The provision of a PFO will begin on the Effective Date and shall continue until it is terminated by either Party as permitted in Section III.I(ii) below.

(ii)	Termination.

(a)	Either Party may terminate the provision of a PFO with or without cause, by provision of a written notice of (i) at least 30 days, in the case of notice from the Client to the Service Provider and (ii) at least 90 days, in the case of notice from the Service Provider to the Client.

(b)	Subject to Section III.G, the Service Provider may terminate the provision of a PFO with cause on at least thirty (30) days’ written notice to the Funds if the Client or the Funds have materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the Client has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the Client or the Funds become insolvent or has submitted a voluntary petition for administration.

(c)	The provision of a PFO may be further terminated by either Party immediately in the event of:

(i)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or the Funds or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	the other Party no longer being permitted or able to perform its obligations under this Section III pursuant to applicable law or regulation.

(d)	Notwithstanding the foregoing, the provision of a PFO shall terminate automatically, with no further action required by either Party, immediately upon the expiration or termination of the Agreement.

(iii)	Surviving Terms. The rights and obligations contained in Section III.I will survive the termination of this Agreement.

Schedule 5 to Services Agreement

Fee Schedule

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A.	Sub-Administration Fees

The Client shall pay an annual fee with respect to the Funds as follows:

Financial Statements	$15,000 per Fund
Expense Payments	$7,500 per Fund
Tax Services	$7,500 per Fund
Portfolio Compliance
First 5 Funds	$3,000 per Fund
Each Additional Fund	$2,500 per Fund
Treasurer Services	$75,000 in the aggregate for all Funds
PFO Services	$25,000 in the aggregate for all Funds
Form N-PORT	$14,000 per Fund
Sleeves	$1,000 per Sleeve
Liquidity Risk Management	$3,000 per Fund
Tailored Shareholder Reporting (“TSR”)	$1,500 per TSR
produced
Rule 18f-4 Support
Standard Service	$5,000 per Fund
Lite Service	$1,500 per Fund

B.	Money Market Fund Reporting Fees

For the Money Market Fund Reporting Services, the Administrator shall pay $5,000 per year (billed monthly) per Money Market Fund. The foregoing fees do not include out-of-pocket expenses, which shall be paid separately by the Administrator. In addition, with respect to any documents to be filed with the SEC, the Administrator shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.

C.	Additional Fees (if applicable)

Gross of fee Performance	$1,500 per Fund
15 Year Total Return-initial quarter	$250 per Fund
15 Year total return-Initial quarter	$125 per fund per quarter
Corp Tax Services	$25,000 per Fund
Daily Yield Support	$6,750 per Fund per year

D.	Regulatory Administration Fees

Annual Fee	$100,000 per year for all Funds in aggregate

E.	Typesetting Fees

Per Fund Per Year                            $1,500

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

I.	Reimbursement of Expenses. Client shall reimburse Service Provider for its out-of- pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

i.	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Investors;

ii.	The cost of obtaining security and issuer information;

iii.	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

iv.	All copy charges;

v.	Any expenses Service Provider shall incur at the written direction of a duly authorized officer of the Client;

vi.	All systems-related expenses associated with the provision of special reports;

vii.	The cost of vendor tax data services;

viii.	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

ix.	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

II.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Client:

i.	System development fees, billed at the rate of $150 per hour, as requested and pre- approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

ii.	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

iii.	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

iv.	Check and payment processing fees; and

v.	Costs of rating agency services.